Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264367

PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus dated June 8, 2022)

Forge Global Holdings, Inc.

25,853,271 Shares of Common Stock Underlying Warrants

3,005,626 Shares of Common Stock Underlying Assumed Warrants and Former Employee Options

12,053,331 Warrants by the Selling Securityholders

115,289,295 Shares of Common Stock by the Selling Securityholders

This Prospectus Supplement supplements the prospectus dated June 8, 2022 (as supplemented to date, the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (Registration Statement No. 333-264367), as amended, filed with the Securities and Exchange Commission (the “Commission”) by Forge Global Holdings, Inc. (the “Company,” “Forge,” “we,” or “us”) and declared effective by the Commission on June 8, 2022. This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained or incorporated by reference in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2022, which is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is listed on The New York Stock Exchange under the symbol “FRGE”. On December 23, 2022, the closing price of our common stock was $1.52 per share.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 13 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement, and any future prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 27, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 23, 2022

Forge Global Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39794	98-1561111
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 Mission St. Suite 5510 San Francisco, California (Address of principal executive offices)	94105 (Zip Code)
(415) 881-1612
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FRGE	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2022, Jose Cobos notified Forge Global Holdings, Inc. (the “Company”) of his decision to step down as President of the Company, effective December 31, 2022. Mr. Cobos will thereafter serve as a consultant until the end of May 2023 to help transition his roles and responsibilities. In advance of his departure, the Company thanks Mr. Cobos for his exemplary leadership and significant contributions.

On December 23, 2022, the Company entered into a separation agreement with Mr. Cobos (the “Separation Agreement”) which provides, among other things, that Mr. Cobos is entitled to the following benefits: (i) a cash payment of $500,000 within 60 days of December 31, 2022 (the “Separation Date”), representing 12 months of Mr. Cobos’ current base salary, (ii) a cash payment of $550,000 within 60 days of the Separation Date, representing Mr. Cobos’ current annual target bonus, (iii) accelerated vesting of 60% of all unvested stock option awards granted to Mr. Cobos under the Company’s 2018 Stock Incentive Plan, (iv) accelerated vesting of 301,409 restricted stock units underlying the award granted to Mr. Cobos on June 1, 2022 under the Company’s 2022 Stock Option and Incentive Plan, (v) continued provision of health care benefits for up to 18 months after the Separation Date to the extent Mr. Cobos is eligible under applicable law, and (vi) reimbursement for equity award early exercise payments related to unvested and forfeited shares and certain other expenses. Such benefits are contingent on Mr. Cobos’ continued compliance with the terms of the Separation Agreement, including a general release of claims in favor of the Company.

Additionally, the Company and Mr. Cobos entered into a services agreement (the “Services Agreement”) on December 23, 2022, pursuant to which Mr. Cobos will provide consulting services following the Separation Date until the end of May 2023 in exchange for a monthly cash payment of $41,667.

The foregoing descriptions of the Separation Agreement and the Services Agreement are not complete and are qualified in their entirety by reference to the Separation Agreement and the Services Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

Item 7.01. Regulation FD Disclosure.

On December 27, 2022, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the promotion of several tenured Company executives to expanded roles in connection with the Company’s ongoing Strategic Evolution.

The foregoing (including the information presented in Exhibit 99.1) is being furnished pursuant to Item 7.01 and will not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended. The submission of the information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Item 7.01, including the information presented in Exhibit 99.1, that is provided solely in connection with Regulation FD.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated December 27, 2022
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forge Global Holdings, Inc.

Date: December 27, 2022	By:	/s/ Kelly Rodriques
	Name:	Kelly Rodriques
	Title:	Chief Executive Officer